Pricing Supplement Dated March 5, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.85%

Effective Dates:	3-05-2007 through	3-11-2007